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                                                                    EXHIBIT 10.1

                                CREDIT AGREEMENT

      THIS CREDIT AGREEMENT ("Agreement") is entered into as of October 26, 2004, by and between UNIVERSAL TECHNICAL INSTITUTE, INC., a Delaware corporation ("Borrower"), dba UNIVERSAL TECHNICAL INSTITUTE OF DELAWARE, and WELLS FARGO BANK, NATIONAL ASSOCIATION ("Bank").

                                    RECITALS

      Borrower has requested that Bank extend or continue credit to Borrower as described below, and Bank has agreed to provide such credit to Borrower on the terms and conditions contained herein.

      NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Bank and Borrower hereby agree as follows:

                                   ARTICLE I.
                                  CREDIT TERMS

      SECTION 1.1 LINE OF CREDIT.

            (a) Line of Credit. Subject to the terms and conditions of this Agreement, Bank hereby agrees to make advances to Borrower from time to time under a line of credit ("Line of Credit"), up to and including the Line of Credit Maturity Date, not to exceed at any time the aggregate principal amount of the Line of Credit Commitment, the proceeds of which shall be used for working capital and other general corporate purposes. Borrower's obligation to repay advances under the Line of Credit shall be evidenced by a promissory note substantially in the form of Exhibit "B" attached hereto ("Line of Credit Note"), all terms of which are incorporated herein by this reference.

            (b) Limitation on Borrowings. Outstanding borrowings under the Line of Credit shall not at any time exceed an aggregate of the Line of Credit Commitment.

            (c) Letter of Credit Subfeature. As a subfeature under the Line of Credit, Bank agrees from time to time during the term thereof up to and including the Line of Credit Maturity Date to issue or cause an affiliate to issue standby letters of credit for the account of Borrower to finance its operating and business requirements or those of its Subsidiaries (each, a "Letter of Credit" and collectively, "Letters of Credit"); provided, however, that the aggregate undrawn amount of all outstanding Letters of Credit shall not at any time exceed the amount of the Line of Credit Commitment. The form and substance of each Letter of Credit shall be subject to approval by Bank, in its sole discretion. Each Letter of Credit shall be issued for a term not to exceed three hundred sixty-five (365) days, as designated by Borrower and, if no Event of Default has occurred and is continuing, Bank agrees to extend the term of any Letter of Credit for up to another three hundred sixty-five (365) days upon receipt from Borrower of a written request to do so not later than thirty (30) days before the expiration date; provided, however, that no Letter of Credit shall have an expiration date subsequent to the Line of Credit Maturity Date. The undrawn amount of all Letters of Credit shall be reserved under the Line of

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Credit and shall not be available for borrowings thereunder. Each Letter of
Credit shall be subject to the additional terms and conditions of the Letter of Credit agreements, applications and any related documents required by Bank in connection with the issuance thereof. Each draft paid under a Letter of Credit shall be deemed an advance under the Line of Credit and shall be repaid by Borrower in accordance with the terms and conditions of this Agreement applicable to such advances; provided, however, that if advances under the Line of Credit are not available, for any reason, at the time any draft is paid, then Borrower shall immediately pay to Bank the full amount of such draft, together with interest thereon from the date such draft is paid to the date such amount is fully repaid by Borrower, at the rate of interest applicable to advances under the Line of Credit. In such event Borrower agrees that Bank, in its sole discretion, may debit any account maintained by Borrower with Bank (other than any financial aid trust account maintained by Borrower with Bank) for the amount of any such draft; at the time of said debit, Bank agrees to notify Borrower of said debit.

            (d) Borrowing and Repayment. Borrower may from time to time during the term of the Line of Credit borrow, partially or wholly repay its outstanding borrowings, and reborrow, subject to all of the limitations, terms and conditions contained herein or in the Line of Credit Note; provided, however, that the total outstanding borrowings under the Line of Credit shall not at any time exceed the maximum principal amount available thereunder, as set forth above. If at any time the total outstanding borrowings under the Line of Credit exceed the Line of Credit Commitment, such excess shall be immediately due and payable.

      SECTION 1.2 STANDBY LETTER OF CREDIT.

            (a) Standby Letter of Credit. Subject to the terms and conditions of this Agreement, in addition to any Letter of Credit issued pursuant to Section 1.1(c) hereof, Bank hereby agrees up to and including the Line of Credit Maturity Date to issue or cause an affiliate to issue one or more standby letters of credit for the account of Borrower to finance any corporate purpose (collectively, as amended, modified and/or supplemented from time to time, the "Standby Letter of Credit") in the aggregate principal amount not to exceed TWENTY MILLION AND NO/100 DOLLARS ($20,000,000.00). The form and substance of each Standby Letter of Credit shall be subject to approval by Bank, in its sole discretion. Each Standby Letter of Credit shall be issued for a term not to exceed three hundred sixty-five (365) days, as designated by Borrower and, if no Event of Default has occurred and is continuing, Bank agrees to extend the term of any Standby Letter of Credit for up to another three hundred sixty-five (365) days upon receipt from Borrower of a written request to do so not later than thirty (30) days before the expiration date; provided, however, that no Standby Letter of Credit shall have an expiration date subsequent to the Line of Credit Maturity Date. Each Standby Letter of Credit shall be subject to the additional terms of the Letter of Credit agreement, application and any related documents required by Bank in connection with the issuance thereof (the "Standby Letter of Credit Agreement").

            (b) Repayment of Drafts. Each drawing paid under the Standby Letter of Credit shall be repaid by Borrower in accordance with the provisions of the Standby Letter of Credit Agreement.

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      SECTION 1.3 INTEREST/FEES.

            (a) Interest. The outstanding principal balance of the Line of Credit shall bear interest, and the amount of each drawing paid under any Letter of Credit shall bear interest from the date such drawing is paid to the date such amount is fully repaid by Borrower, at the rate of interest set forth in the Line of Credit Note or other instrument or document executed in connection therewith. The amount of each drawing paid under the Standby Letter of Credit shall bear interest from the date such delivery is paid to the date such amount is fully repaid by Borrower at a rate per annum provided in the Standby Letter of Credit Agreement.

            (b) Prime Rate. The term "Prime Rate" shall mean at any time the rate of interest most recently announced within Bank at its principal office as its Prime Rate, with the understanding that the Prime Rate is one of Bank's base rates and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto, and is evidenced by the recording thereof in such internal publication or publications as Bank may designate. Each change in the rate of interest shall become effective on the date each Prime Rate change is announced within Bank.

            (c) Computation and Payment. Interest shall be computed on the basis of a 360-day year, actual days elapsed. Interest shall be payable at the times and place set forth in each promissory note or other instrument required hereby.

            (d) Standby Letter of Credit Fee. Borrower shall pay to Bank quarterly in advance a non-refundable fee for each Standby Letter of Credit equal to three-eighths percent (0.375%) per annum of the face amount thereof, which fee shall be due and payable quarterly in advance.

            (e) Unused Commitment Fee. Borrower shall pay to Bank a fee equal to one-eighth percent (0.125%) per annum (computed on the basis of a 360-day year, actual days elapsed) on the average daily unused amount of the Line of Credit, and shall be due and payable by Borrower in arrears on the last day of the pertinent quarter by a debit to the Borrower's deposit account. For purposes of the fee calculation, Letters of Credit issued under the Line of Credit shall be considered outstanding.

            (f) Letter of Credit Fees. Borrower shall pay to Bank (i) fees for each Letter of Credit equal to five-eighths percent (0.625%) per annum (computed on the basis of a 360-day year, actual days elapsed) of the face amount thereof quarterly in advance and, upon any increase in the amount of a Letter of Credit, a fee equal to five-eighths percent (0.625%) per annum on the amount of such increase, and (ii) fees upon the payment or negotiation of each draft under any Letter of Credit and fees upon the occurrence of any other activity with respect to any Letter of Credit (including without limitation, the transfer, amendment or cancellation of any Letter of Credit) determined in accordance with Bank's standard fees and charges then in effect for such activity.

      SECTION 1.4 COLLECTION OF PAYMENTS. Borrower authorizes Bank to collect all principal, interest and fees due under each credit subject hereto by charging Borrower's deposit account number 4121052344 with Bank, or any other deposit account maintained by

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Borrower with Bank (other than any financial aid trust account maintained by
Borrower with Bank), for the full amount thereof. Should there be insufficient funds in any such deposit account to pay all such sums when due, the full amount of such deficiency shall be immediately due and payable by Borrower.

      SECTION 1.5 COLLATERAL. As security for all indebtedness of Borrower to Bank under the Standby Letter of Credit issued pursuant to Section 1.2(a), Borrower hereby grants to Bank security interests of first priority in that certain L/C Collateral Account No. 1281-1865 account maintained by Borrower (the "Collateral Account") with Bank acting through Wells Fargo Brokerage Services, LLC. All amounts held therein shall be valued periodically by Bank (the "Collateral Value") based on the Advance Rates that are generally in effect within the Bank from time to time. At no time shall the Collateral Value of the Collateral Account be less than the aggregate face amount of the Standby Letter of Credit.

All of the foregoing shall be evidenced by and subject to the terms of such security agreements, financing statements and other documents as Bank shall reasonably require, all in form and substance satisfactory to Bank. Borrower shall reimburse Bank immediately upon demand for all costs and expenses incurred by Bank in connection with any of the foregoing security, including without limitation, filing and recording fees and costs of appraisals and audits.

      SECTION 1.6 GUARANTIES. All indebtedness of Borrower to Bank under the Loans shall be guaranteed jointly and severally by the Guarantors, as evidenced by and subject to the terms of guaranties in form and substance satisfactory to Bank.

                                  ARTICLE II.
                         REPRESENTATIONS AND WARRANTIES

      Borrower makes the following representations and warranties to Bank, which representations and warranties shall survive the execution of this Agreement and shall continue in full force and effect until the full and final payment, and satisfaction and discharge, of all obligations of Borrower to Bank subject to this Agreement.

      SECTION 2.1 LEGAL STATUS. Borrower is a corporation, duly organized and existing and in good standing under the laws of the State of Delaware, and is qualified or licensed to do business (and is in good standing as a foreign corporation, if applicable) in all jurisdictions in which such qualification or licensing is required or in which the failure to so qualify or to be so licensed could have a material adverse effect on Borrower.

      SECTION 2.2 AUTHORIZATION AND VALIDITY. This Agreement and each promissory note, contract, instrument and other document required hereby or at any time hereafter delivered to Bank in connection herewith (collectively, the "Loan Documents") have been duly authorized, and upon their execution and delivery in accordance with the provisions hereof will constitute legal, valid and binding agreements and obligations of Borrower or the party which executes the same, enforceable in accordance with their respective terms.

      SECTION 2.3 NO VIOLATION. The execution, delivery and performance by Borrower of each of the Loan Documents do not violate any provision of any law or regulation, or contravene any provision of the Certificate of Incorporation or By-Laws of Borrower, or result in

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any breach of or default under any contract, obligation, indenture or other instrument to which Borrower is a party or by which Borrower may be bound.

      SECTION 2.4 LITIGATION. There are no pending, or to the best of Borrower's knowledge threatened, actions, claims, investigations, suits or proceedings by or before any governmental authority, arbitrator, court or administrative agency which could have a material adverse effect on the financial condition or operation of Borrower other than those disclosed by Borrower to Bank in writing prior to the date hereof.

      SECTION 2.5 CORRECTNESS OF FINANCIAL STATEMENT. The financial statement of Borrower dated June 30, 2004, a true copy of which has been delivered by Borrower to Bank prior to the date hereof, (a) has been prepared in accordance with generally accepted accounting principles consistently applied and presents fairly the financial condition of Borrower, and (b) discloses all liabilities of Borrower that are required to be reflected or reserved against under generally accepted accounting principles, whether liquidated or unliquidated, fixed or contingent. Since the date of such financial statements there has been no material adverse change in the financial condition of Borrower, nor has Borrower mortgaged, pledged, granted a security interest in or otherwise encumbered any of its assets or properties except in favor of Bank, or as disclosed to Bank, or as permitted pursuant to Section 5.9, or as otherwise permitted by Bank in writing.

      SECTION 2.6 INCOME TAX RETURNS. Borrower has no knowledge of any pending material assessments or adjustments of its income tax payable with respect to any year.

      SECTION 2.7 NO SUBORDINATION. There is no agreement, indenture, contract or instrument to which Borrower is a party or by which Borrower may be bound that requires the subordination in right of payment of any of Borrower's obligations subject to this Agreement to any other obligation of Borrower.

      SECTION 2.8 PERMITS, FRANCHISES. Borrower possesses, and will hereafter possess, all material permits, consents, approvals, franchises and licenses required and rights to all trademarks, trade names, patents, and fictitious names, if any, necessary to enable it to conduct the business in which it is now engaged in compliance with applicable law.

      SECTION 2.9 ERISA. Borrower is in compliance in all material respects with all applicable provisions of the Employee Retirement Income Security Act of 1974, as amended or recodified from time to time ("ERISA"); Borrower has not violated any provision of any defined employee pension benefit plan (as defined in ERISA) maintained or contributed to by Borrower (each, a "Plan"); no Reportable Event as defined in ERISA has occurred and is continuing with respect to any Plan initiated by Borrower; Borrower has met its minimum funding requirements under ERISA with respect to each Plan; and each Plan will be able to fulfill its benefit obligations as they come due in accordance with the Plan documents and under generally accepted accounting principles.

      SECTION 2.10 OTHER OBLIGATIONS. Borrower is not in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation.

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      SECTION 2.11 ENVIRONMENTAL MATTERS. Except as disclosed by Borrower to
Bank in writing prior to the date hereof, Borrower is in compliance in all material respects with all applicable federal or state environmental, hazardous waste, health and safety statutes, and any rules or regulations adopted pursuant thereto, which govern or affect any of Borrower's operations and/or properties, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Federal Resource Conservation and Recovery Act of 1976, and the Federal Toxic Substances Control Act, as any of the same may be amended, modified or supplemented from time to time. None of the operations of Borrower is the subject of any federal or state investigation evaluating whether any remedial action involving a material expenditure is needed to respond to a release of any toxic or hazardous waste or substance into the environment. Borrower has no material contingent liability in connection with any release of any toxic or hazardous waste or substance into the environment.

      SECTION 2.12 SUBSIDIARIES. Attached as Exhibit "C" hereto is a complete list of all Subsidiaries of Borrower.

                                  ARTICLE III.
                                   CONDITIONS

      SECTION 3.1 CONDITIONS OF INITIAL EXTENSION OF CREDIT. The obligation of Bank to extend any credit contemplated by this Agreement is subject to the fulfillment to Bank's satisfaction of all of the following conditions:

            (a) Approval of Bank Counsel. All legal matters incidental to the extension of credit by Bank shall be satisfactory to Bank's counsel.

            (b) Documentation. Bank shall have received, in form and substance satisfactory to Bank, each of the following, duly executed:

                  (i)   This Agreement.

                  (ii)  The Line of Credit Note.

                  (iii) With respect to the Standby Letter of Credit issued pursuant to Section 1.2(a) hereof, Security Agreement: Securities Account, Securities Account Control Agreement and UCC-1 Financing Statement as to the Collateral Account.

                  (iv)  The Guaranties executed by the Guarantors.

                  (v) Authorizations as to the Loan Documents for Borrower and Guarantors to the extent required by Bank.

                  (vi)  A completed compliance certificate as of June 30, 2004.

                  (vii) Evidence that the loan from GE to Borrower has been fully paid and terminated and all UCC financing statements for the benefit of GE have

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      been released, other than with respect to the outstanding letter of credit issued by GE for the account of UTI Holdings, Inc.

                  (viii) Such other documents as Bank may require under any other Section of this Agreement.

            (c) Financial Condition. There shall have been no material adverse change, as determined by Bank, in the financial condition or business of Borrower or any Guarantor, nor any material decline, as determined by Bank, in the market value of any collateral required hereunder or a substantial or material portion of the assets of Borrower or any such guarantor.

            (d) Insurance. Borrower shall have delivered to Bank evidence of insurance coverage on all Borrower's property, in form, substance, amounts, covering risks and issued by companies satisfactory to Bank.

            (e) Legal Opinions. A legal opinion from counsel to Borrower and each Guarantor delivered to Bank in such form as reasonably requested by Bank.

      SECTION 3.2 CONDITIONS OF EACH EXTENSION OF CREDIT. The obligation of Bank to make each extension of credit requested by Borrower hereunder shall be subject to the fulfillment to Bank's satisfaction of each of the following conditions:

            (a) Compliance. The representations and warranties contained herein and in each of the other Loan Documents shall be true on and as of the date of the signing of this Agreement and on the date of each extension of credit by Bank pursuant hereto, with the same effect as though such representations and warranties had been made on and as of each such date, and on each such date, no Event of Default as defined herein, and no condition, event or act which with the giving of notice or the passage of time or both would constitute such an Event of Default, shall have occurred and be continuing or shall exist.

            (b) Documentation. Bank shall have received all additional documents which may be required in connection with such extension of credit.

                                  ARTICLE IV.
                              AFFIRMATIVE COVENANTS

      Borrower covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower to Bank under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrower subject hereto, Borrower shall, unless Bank otherwise consents in writing:

      SECTION 4.1 PUNCTUAL PAYMENTS. Punctually pay all principal, interest, fees or other liabilities due under any of the Loan Documents at the times and place and in the manner specified therein, and immediately upon demand by Bank, the amount by which the outstanding principal balance of any credit subject hereto at any time exceeds any limitation on borrowings applicable thereto.

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      SECTION 4.2 ACCOUNTING RECORDS. Maintain adequate books and records in accordance with generally accepted accounting principles consistently applied, and permit any representative of Bank, at any reasonable time after a two week notice, to inspect, audit and examine such books and records, to make copies of the same, and to inspect the properties of Borrower.

      SECTION 4.3 FINANCIAL STATEMENTS. Provide to Bank all of the following:

            (a) not later than one hundred twenty (120) days after and as of the end of each fiscal year, a copy of Borrower's annual 10K as filed with the SEC;

            (b) not later than forty-five (45) days after and as of the end of each fiscal quarter, a copy of Borrower's 10Q as filed with the SEC;

            (c) contemporaneously with each annual and quarterly financial statement of Borrower required hereby, a compliance certificate (substantially in the form of Exhibit "D") of the chief financial officer of Borrower, certifying that said financial statements are accurate and have been prepared in accordance with generally accepted accounting principles and that there exists no Event of Default nor any condition, act or event which with the giving of notice or the passage of time or both would constitute an Event of Default and showing Borrower's compliance with Section 4.9; and

            (d) from time to time such other information as Bank may reasonably request.

      SECTION 4.4 COMPLIANCE. Preserve and maintain all material licenses, permits, governmental approvals, rights, privileges and franchises necessary for the conduct of its business; cause its Subsidiaries to retain their state accreditations and their qualifications for Title IV Programs; and comply with the provisions of all documents pursuant to which Borrower is organized and/or which govern Borrower's continued existence and with the requirements of all laws, rules, regulations and orders of any governmental authority applicable to Borrower and/or its business.

      SECTION 4.5 INSURANCE. Maintain and keep in force insurance of the types and in amounts customarily carried in lines of business similar to that of Borrower, including but not limited to fire, extended coverage, public liability, flood, property damage and workers' compensation, with all such insurance carried with companies and in amounts customarily carried in lines of business similar to that of Borrower, and deliver to Bank from time to time at Bank's request schedules setting forth all insurance then in effect.

      SECTION 4.6 FACILITIES. Keep all properties useful or necessary to Borrower's business in good repair and condition, and from time to time make necessary repairs, renewals and replacements thereto so that such properties shall be reasonably preserved and maintained.

      SECTION 4.7 TAXES AND OTHER LIABILITIES. Pay and discharge when due any and all indebtedness, obligations, assessments and taxes, both real or personal, including without limitation federal and state income taxes and state and local property taxes and assessments, except such (a) as Borrower may in good faith contest or as to which a bona fide dispute may arise, and (b) for which Borrower has made provision, consistent with generally accepted

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accounting principles, for eventual payment thereof in the event Borrower is obligated to make such payment.

      SECTION 4.8 LITIGATION. Promptly give notice in writing to Bank of any litigation pending against Borrower with a claim in excess of $2,500,000.00 that is not covered by insurance.

      SECTION 4.9 FINANCIAL CONDITION. Maintain Borrower's financial condition at the end of each fiscal quarter as follows using generally accepted accounting principles consistently applied and used consistently with prior practices (except to the extent modified by the definitions herein), with compliance determined commencing with Borrower's financial statements for the period ending June 30, 2004:

            (a) Net income after taxes determined for any fiscal quarter of not less than $3,500,000.00 for such quarter.

            (b) Total Liabilities divided by Tangible Net Worth determined for any fiscal quarter of not greater than the DNW Ratio, with "Total Liabilities" defined as the aggregate of current liabilities and non-current liabilities excluding EITF 97-10 Liabilities up to $30,000,000.00 less subordinated debt, with "Tangible Net Worth" defined as total assets less Total Liabilities and less any intangible assets, and with "DNW Ratio" defined as 3.50 to 1.00 on December 31, 2004 to June 30, 2005, as 2.00 to 1.00 on September 30, 2005 to June 30, 2006, and as 1.50 to 1.00 on September 30, 2006 and thereafter.

            (c) Current Ratio determined for any fiscal quarter of less than the CR Requirement. "Current Ratio" is defined as total current assets (excluding any cash in the Collateral Account and any cash of Borrower held by GE in a controlled account) divided by total current liabilities which shall include without limitation any outstanding balance on the Line of Credit, outstanding surety bonds and any outstanding Letters of Credit under the Line of Credit Commitment), with "CR Requirement" defined as 0.40 to 1.0 on December 31, 2004 to June 30, 2005, 0.50 to 1.00 on September 30, 2005 to June 30, 2006, and 0.60
to 1.0 on September 30, 2006 and thereafter.

            (d) Tangible Net Worth (as defined in Paragraph (b) above) determined as of any fiscal quarter of not less than the greater of (i) Tangible Net Worth as of September 30, 2004, as published in Borrower's 10K as filed with the SEC, or (ii) $33,000,000.00.

      SECTION 4.10 NOTICE TO BANK. Promptly (but in no event more than five (5) days after the occurrence of each such event or matter) give written notice to Bank in reasonable detail of: (a) the occurrence of any Event of Default, or any condition, event or act which with the giving of notice or the passage of time or both would constitute an Event of Default; (b) any change in the name or the entity structure of Borrower; (c) the occurrence and nature of any Reportable Event or Prohibited Transaction, each as defined in ERISA, or any funding deficiency with respect to any Plan; or (d) any termination or cancellation of any insurance policy which Borrower is required to maintain.

      SECTION 4.11 TITLE IV PROGRAMS. Cause all Subsidiaries eligible for Title IV Programs to maintain as to themselves and their operating institutions any and all state

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accreditations and all other requirements necessary to maintain their eligibility for Title IV Programs; provided that if any operating institution is a new campus intended to participate in Title IV Programs, this requirement shall not be applicable for the first twelve (12) months of its operation.

      SECTION 4.12 FUTURE SUBSIDIARIES. Cause any Subsidiary not a Guarantor to execute and deliver, within thirty (30) days of its becoming a Subsidiary, to Bank a Guaranty together with such organizational documents and resolutions as Bank may reasonably request.

      SECTION 4.13 OPERATING ACCOUNTS. Maintain, no later than ninety (90) days after the Closing Date and thereafter, its primary operating accounts with the Bank.

                                   ARTICLE V.
                               NEGATIVE COVENANTS

      Borrower further covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower to Bank under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrower subject hereto, Borrower will not, and will not allow any Guarantor, without Bank's prior written consent:

      SECTION 5.1 USE OF FUNDS. Use any of the proceeds of any credit extended hereunder except for the purposes stated in Article I hereof.

      SECTION 5.2 [Intentionally left blank].

      SECTION 5.3 NEGATIVE PLEDGE AGREEMENT. Covenant with another creditor not to pledge any portion of its assets to Bank.

      SECTION 5.4 OTHER INDEBTEDNESS. Create, incur, assume or permit to exist any indebtedness or liabilities resulting from borrowings, loans or advances, whether secured or unsecured, matured or unmatured, liquidated or unliquidated, joint or several, except (a) the liabilities of Borrower to Bank, (b) purchase money obligations up to $10,000,000.00, (c) EITF 97-10 Liabilities up to $30,000,000.00, and (d) any other material liabilities of Borrower existing as of, and disclosed to, and deemed acceptable by, Bank prior to, the Closing Date hereof.

      SECTION 5.5 MERGER, CONSOLIDATION, TRANSFER OF ASSETS. Merge into or consolidate with, or be totally acquired by, any other entity that is not a Subsidiary of Borrower or a Guarantor; make any substantial change in the nature of Borrower's business as conducted as of the date hereof; acquire all or substantially all of the assets of any other entity except as permitted pursuant to Section 5.7 hereof; nor sell, lease, transfer or otherwise dispose of all or a substantial or material portion of Borrower's assets except in the ordinary course of its business.

      SECTION 5.6 GUARANTIES. Guarantee or become liable in any way as surety, endorser (other than as endorser of negotiable instruments for deposit or collection in the ordinary course of business), accommodation endorser or otherwise for, nor pledge or hypothecate any assets of Borrower as security for, any liabilities or obligations of any other

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person or entity, except for guaranties of operating leases, guaranties for liabilities or obligations of a Subsidiary, guaranties to bonding agents as required to obtain the necessary surety bonds to license Borrower's sales representatives, or guaranties of student loans up to $4,000,000.00 to Sallie Mae.

      SECTION 5.7 LOANS, ADVANCES, INVESTMENTS, ACQUISITIONS. Make any loans or advances to or investments in any person or entity, except for (i) any of the foregoing existing as of, and disclosed to, and deemed acceptable to, Bank prior to the Closing Date, (ii) acquisitions not exceeding $10,000,000.00 in any fiscal year, (iii) any investment in a joint venture not exceeding $10,000,000.00 in cash and/or non-cash value, but without limit as to the amount of any intellectual property owned and contributed to the joint venture by Borrower (which property may be licensed to such joint venture without transferring Borrower's ownership rights thereto), (iv) loans or advances to employees in the ordinary course of business, and (v) loans to students not exceeding $23,000,000.00 in the aggregate outstanding at any time.

      SECTION 5.8 PLEDGE OF ASSETS. Mortgage, pledge, grant or permit to exist a security interest in, or lien upon, all or any material portion of Borrower's assets now owned or hereafter acquired, except for Permitted Liens.

                                  ARTICLE VI.
                                EVENTS OF DEFAULT

      SECTION 6.1 EVENTS OF DEFAULT. The occurrence of any of the following shall constitute an "Event of Default" under this Agreement:

            (a) Borrower shall fail to pay when due any principal, interest, fees or other amounts payable under any of the Loan Documents and such failure shall continue for a period of five (5) Business Days from its occurrence.

            (b) Any financial statement or certificate furnished to Bank in connection with, or any representation or warranty made by Borrower or any other party under this Agreement or any other Loan Document shall prove to be incorrect, false or misleading in any material respect when furnished or made.

            (c) Any default in the performance of or compliance with any obligation, agreement or other provision contained herein or in any other Loan Document (other than those referred to in other subsections of this Section 6.1), and with respect to any such default which by its nature can be cured, such default shall continue for a period of thirty (30) days from its occurrence.

            (d) A default or event of default shall occur (and continue beyond any applicable grace period) under any note, agreement or instrument evidencing any other indebtedness of the Borrower or any of its Subsidiaries, which default or event of default permits the acceleration of its maturity, provided that the aggregate principal amount of all such indebtedness for which the default or event of default has occurred exceeds $750,000.00.

            (e) The filing of a notice of judgment lien against Borrower or any guarantor hereunder; or the recording of any abstract of judgment against Borrower or any guarantor hereunder in any county in which Borrower or such guarantor has an interest in real property; or the service of a notice of levy and/or of a writ of attachment or execution, or other like process, against the assets of Borrower or any guarantor hereunder; or the entry of a judgment against Borrower or any guarantor hereunder; in each case for an amount in excess of $750,000.00 and that is not dismissed or stayed within thirty (30) days.

            (f) Borrower or any guarantor hereunder shall become insolvent, or shall suffer or consent to or apply for the appointment of a receiver, trustee, custodian or liquidator of itself or any of its property, or shall generally fail to pay its debts as they become due, or shall make a general assignment for the benefit of creditors; Borrower or any guarantor hereunder shall file a voluntary petition in bankruptcy, or seeking reorganization, in order to effect a plan or other arrangement with creditors or any other relief under the Bankruptcy Reform Act, Title 11 of the United States Code, as amended or recodified from time to time ("Bankruptcy Code"), or under any state or federal law granting relief to debtors, whether now or hereafter in effect; or any involuntary petition or proceeding pursuant to the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors is filed or commenced against Borrower or any guarantor hereunder that is not dismissed within sixty (60) days of its institution, or Borrower or any such guarantor shall file an answer admitting the jurisdiction of the court and the material allegations of any involuntary petition; or Borrower or any such guarantor shall be adjudicated a bankrupt, or an order for relief shall be entered against Borrower or any such guarantor by any court of competent jurisdiction under the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors.

            (g) The occurrence of any adverse change in the financial condition of Borrower that Bank, in its reasonable discretion, deems material.

            (h) The dissolution or liquidation of Borrower or, without the consent of Bank, any Guarantor or Borrower or any such guarantor, or any of their directors, stockholders or members, shall take action seeking to effect the dissolution or liquidation of Borrower or such guarantor.

            (i) Borrower shall fail to comply with the financial covenants in
Section 4.9.

            (j) Borrower shall fail to maintain the Collateral Value equal to or greater than the face amount of the Standby Letter of Credit in accordance with
Section 1.5 and such failure shall continue for a period of five (5) Business Days from its occurrence.

            (k) Borrower shall fail to maintain its primary operating accounts with Bank in accordance with Section 4.13.

            (l) Borrower or any Guarantor shall fail to comply with Section 4.11 hereof.

      SECTION 6.2 REMEDIES. Upon the occurrence of any Event of Default: (a) all indebtedness of Borrower under each of the Loan Documents, any term thereof to the contrary notwithstanding, shall at Bank's option and without notice become immediately due and payable without presentment, demand, protest or notice of dishonor, all of which are hereby expressly waived by each Borrower; (b) the obligation, if any, of Bank to extend any further credit under any of the Loan Documents shall immediately cease and terminate; and (c) Bank shall have all rights, powers and remedies available under each of the Loan Documents, or accorded by law, including without limitation the right to resort to any or all security for any credit subject hereto and to exercise any or all of the rights of a beneficiary or secured party pursuant to applicable law. All rights, powers and remedies of Bank may be exercised at any time by Bank and from time to time after the occurrence of an Event of Default, are cumulative and not exclusive, and shall be in addition to any other rights, powers or remedies provided by law or equity.

                                  ARTICLE VII.
                                  MISCELLANEOUS

      SECTION 7.1 NO WAIVER. No delay, failure or discontinuance of Bank in exercising any right, power or remedy under any of the Loan Documents shall affect or operate as a waiver of such right, power or remedy; nor shall any single or partial exercise of any such right, power or remedy preclude, waive or otherwise affect any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver, permit, consent or approval of any kind by Bank of any breach of or default under any of the Loan Documents must be in writing and shall be effective only to the extent set forth in such writing.

      SECTION 7.2 NOTICES. All notices, requests and demands which any party is required or may desire to give to any other party under any provision of this Agreement must be in writing delivered to each party at the following address:

                  BORROWER: UNIVERSAL TECHNICAL INSTITUTE, INC.
                            20410 North 19th Avenue, Suite 200
                            Phoenix, Arizona  85027
                            Attention: Chief Financial Officer
                                       Fax #: 623/445-9403
                            Attention: Vice President - Corporate Legal Counsel
                                       Fax #: 623/445-9389

                  BANK:     WELLS FARGO BANK, NATIONAL ASSOCIATION
                            Commercial Banking
                            MAC S4101-251, 100 West Washington
                            Phoenix, Arizona  85003

or to such other address as any party may designate by written notice to all other parties. Each such notice, request and demand shall be deemed given or made as follows: (a) if sent by hand delivery, upon delivery; (b) if sent by mail, upon the date of receipt as evidenced by U.S. mail return receipt; and (c) if sent by telecopy, upon receipt (with confirmation to be sent by U.S. mail, first class).

      SECTION 7.3 COSTS, EXPENSES AND ATTORNEYS' FEES. Borrower shall pay to Bank immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys' fees (to include outside counsel fees and, except for the initial negotiation and preparation of this Agreement and the other Loan Documents, all allocated costs of Bank's in-house counsel), expended or incurred by Bank in connection with (a) the initial negotiation and preparation of this Agreement and the other Loan Documents in excess of $10,000.00, Bank's continued administration hereof and thereof, and the preparation of any amendments and waivers hereto and thereto,
(b) the enforcement of Bank's rights and/or the collection of any amounts which become due to Bank under any of the Loan Documents, and (c) the prosecution or defense of any action in any way related to any of the Loan Documents, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other person) relating to any Borrower or any other person or entity.

      SECTION 7.4 SUCCESSORS, ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, legal representatives, successors and assigns of the parties; provided, however, that Borrower may not assign or transfer its interest hereunder without Bank's prior written consent. Bank reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, Bank's rights and benefits under each of the Loan Documents. In connection therewith, Bank may disclose all documents and information which Bank now has or may hereafter acquire relating to any credit subject hereto, Borrower or its business, any guarantor hereunder or the business of such guarantor, or any collateral required hereunder.

      SECTION 7.5 ENTIRE AGREEMENT; AMENDMENT; DEFINITIONS.

            (a) This Agreement and the other Loan Documents constitute the entire agreement between Borrower and Bank with respect to each credit subject hereto and supersede all prior negotiations, communications, discussions and correspondence concerning the subject matter hereof. This Agreement may be amended or modified only in writing signed by each party hereto.

            (b) All defined terms shall have the meaning given them in Exhibit "A" attached hereto.

      SECTION 7.6 REDUCTION; TERMINATION.

            (a) Borrower may permanently reduce the Line of Credit Commitment in whole or in part in integral multiples of $500,000.00 upon at least five (5) business days written notice to Bank which notice shall specify the amount of any such reduction; provided, however, that the amount of the Letter of Credit Commitment may not be reduced below the aggregate amount of advances and Letters of Credit outstanding thereunder.

            (b) This Agreement shall terminate upon full payment by Borrower of all obligations owed to Bank hereunder.

      SECTION 7.7 NO THIRD PARTY BENEFICIARIES. This Agreement is made and entered into for the sole protection and benefit of the parties hereto and their respective permitted successors and assigns, and no other person or entity shall be a third party beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any other of the Loan Documents to which it is not a party.

      SECTION 7.8 TIME. Time is of the essence of each and every provision of this Agreement and each other of the Loan Documents.

      SECTION 7.9 SEVERABILITY OF PROVISIONS. If any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or any remaining provisions of this Agreement.

      SECTION 7.10 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, and all of which when taken together shall constitute one and the same Agreement.

      SECTION 7.11 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Arizona.

      SECTION 7.12 ARBITRATION.

            (a) Arbitration. The parties hereto agree, upon demand by any party, to submit to binding arbitration all claims, disputes and controversies between or among them (and their respective employees, officers, directors, attorneys, and other agents), whether in tort, contract or otherwise arising out of or relating to in any way (i) the loan and related Loan Documents which are the subject of this Agreement and its negotiation, execution, collateralization, administration, repayment, modification, extension, substitution, formation, inducement, enforcement, default or termination; or (ii) requests for additional credit.

            (b) Governing Rules. Any arbitration proceeding will (i) proceed in a location in Arizona selected by the American Arbitration Association ("AAA");
(ii) be governed by the Federal Arbitration Act (Title 9 of the United States
Code), notwithstanding any conflicting choice of law provision in any of the documents between the parties; and (iii) be conducted by the AAA, or such other administrator as the parties shall mutually agree upon, in accordance with the AAA's commercial dispute resolution procedures, unless the claim or counterclaim is at least $1,000,000.00 exclusive of claimed interest, arbitration fees and costs in which case the arbitration shall be conducted in accordance with the AAA's optional procedures for large, complex commercial disputes (the commercial dispute resolution procedures or the optional procedures for large, complex commercial disputes to be referred to, as applicable, as the "Rules"). If there is any inconsistency between the terms hereof and the Rules, the terms and procedures set forth herein shall control. Any party who fails or refuses to submit to arbitration following a demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any dispute. Nothing contained herein shall be deemed to be a waiver by any party that is a bank of the protections afforded to it under 12 U.S.C. Section.91 or any similar applicable state law.

            (c) No Waiver of Provisional Remedies, Self-Help and Foreclosure. The arbitration requirement does not limit the right of any party to (i) foreclose against real or personal property collateral; (ii) exercise self-help remedies relating to collateral or proceeds of collateral such as setoff or repossession; or (iii) obtain provisional or ancillary remedies such as replevin, injunctive relief, attachment or the appointment of a receiver, before during or after the pendency of any arbitration proceeding. This exclusion does not constitute a waiver of the right or obligation of any party to submit any dispute to arbitration or reference hereunder, including those arising from the exercise of the actions detailed in sections (i), (ii) and (iii) of this paragraph.

            (d) Arbitrator Qualifications and Powers. Any arbitration proceeding in which the amount in controversy is $5,000,000.00 or less will be decided by a single arbitrator selected according to the Rules, and who shall not render an award of greater than $5,000,000.00. Any dispute in which the amount in controversy exceeds $5,000,000.00 shall be decided by majority vote of a panel of three arbitrators; provided, however, that all three arbitrators must actively participate in all hearings and deliberations. The arbitrator will be a neutral attorney licensed in the State of Arizona or a neutral retired judge of the state or federal judiciary of Arizona, in either case with a minimum of ten years experience in the substantive law applicable to the subject matter of the dispute to be arbitrated. The arbitrator will determine whether or not an issue is arbitratable and will give effect to the statutes of limitation in determining any claim. In any arbitration proceeding the arbitrator will decide (by documents only or with a hearing at the arbitrator's discretion) any pre-hearing motions which are similar to motions to dismiss for failure to state a claim or motions for summary adjudication. The arbitrator shall resolve all disputes in accordance with the substantive law of Arizona and may grant any remedy or relief that a court of such state could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award. The arbitrator shall also have the power to award recovery of all costs and fees, to impose sanctions and to take such other action as the arbitrator deems necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the Arizona Rules of Civil Procedure or other applicable law. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction. The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

            (e) Discovery. In any arbitration proceeding discovery will be permitted in accordance with the Rules. All discovery shall be expressly limited to matters directly relevant to the dispute being arbitrated and must be completed no later than twenty (20) days before the hearing date and within one hundred eighty (180) days of the filing of the dispute with the AAA. Any requests for an extension of the discovery periods, or any discovery disputes, will be subject to final determination by the arbitrator upon a showing that the request for discovery is essential for the party's presentation and that no alternative means for obtaining information is available.

            (f) Class Proceedings and Consolidations. The resolution of any dispute arising pursuant to the terms of this Agreement shall be determined by a separate arbitration proceeding and such dispute shall not be consolidated with other disputes or included in any class proceeding.

            (g) Payment Of Arbitration Costs And Fees. The arbitrator shall award all costs and expenses of the arbitration proceeding.

            (h) Miscellaneous. To the maximum extent practicable, the AAA, the arbitrators and the parties shall take all action required to conclude any arbitration proceeding within one hundred eighty (180) days of the filing of the dispute with the AAA. No arbitrator or other party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures of information by a party required in the ordinary course of its business or by applicable law or regulation. If more than one agreement for arbitration by or between the parties potentially applies to a dispute, the arbitration provision most directly related to the Loan Documents or the subject matter of the dispute shall control. This arbitration provision shall survive termination, amendment or expiration of any of the Loan Documents or any relationship between the parties.

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.

                               BORROWER:

                               UNIVERSAL TECHNICAL INSTITUTE, INC., a
                               Delaware corporation, dba UNIVERSAL
                               TECHNICAL INSTITUTE OF DELAWARE

                               By: _____________________________________________
                               Name:  Jennifer L. Haslip
                               Title: Chief Financial Officer

                               BANK:

                               WELLS FARGO BANK, NATIONAL
                               ASSOCIATION

                               By: _____________________________________________
                               Name: Keri Tignini
                               Title: Vice President

                                   EXHIBIT "A"

                                   DEFINITIONS

      "Advance Rate" means those Advance Rates that are generally in effect as to marketable securities within the Bank from time to time pursuant to its Commercial Banking Credit Policies, copies of which current Advance Rates may be obtained upon request from the Bank.

      "Agreement" means this Credit Agreement.

      "Bank" means WELLS FARGO BANK, NATIONAL ASSOCIATION.

      "Borrower" means UNIVERSAL TECHNICAL INSTITUTE, INC., a Delaware corporation.

      "Business Day" means any day other than a Saturday, Sunday or a day on which banking institutions are generally authorized or obligated by law or executive order to close in Phoenix, Arizona.

      "Closing Date" means the date this Agreement is executed and delivered by Borrower to Bank.

      "Collateral Account": See Section 1.5.

      "Collateral Account Agreement" means that Investment Account Agreement dated September 24, 2004 between Borrower and Wells Fargo Brokerage Services, LLC.

      "Collateral Value: See Section 1.5.

      "EITF 97-10 Liabilities" means those liabilities subject to the Financial Accounting Standards Board (FASB) Emerging Issues Task Force 97-10 rule.

      "Excess Collateral" means the amount by which the Collateral Value of the Collateral Account exceeds the aggregate face amount of the Standby Letter of Credit.

      "GAAP" means accounting principles generally accepted in the United
States.

      "GE" means HELLER FINANCIAL, INC., as agent and lender.

      "Guaranties," each a "Guaranty," means those guaranties delivered to Bank by the Guarantors.

      "Guarantors," each a Guarantor, means all Subsidiaries of Borrower and their Subsidiaries.

      "Letter of Credit": See Section 1.1(c).

      "Line of Credit Commitment" means THIRTY MILLION AND NO/100 DOLLARS ($30,000,000.00).

      "Line of Credit Maturity Date" means October 26, 2007.

      "Line of Credit Note": See Section 1.1(a).

      "Loan Documents": See Section 2.2.

      "Loans," each a "Loan," means the Line of Credit and the Standby Letter of Credit.

      "Permitted Liens" means the following types of liens:

                  (1)   any liens in favor of Bank;

                  (2) liens existing as of and disclosed to Bank in writing prior to, the Closing Date;

                  (3) cash held by GE for collateral on the existing GE letter of credit issued for the benefit of the Department of Education;

                  (4) liens for taxes, assessments or governmental charges or claims either (1) not delinquent or (b) contested in good faith by appropriate proceedings and as to which the Borrower or its Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP;

                  (5) statutory liens of landlords and liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

                  (6) liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

                  (7) judgment liens not giving rise to an Event of Default so long as such lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

                  (8) liens securing purchase money indebtedness incurred or in the ordinary course of business, provided, however, that such purchase money indebtedness shall not exceed $10,000,000 in the aggregate at any time outstanding;

                  (9) banker's liens, rights of setoff and similar liens with respect to cash and cash equivalents on deposit in one or more bank accounts in the ordinary course of business; and

                  (10) extensions and renewals of any of the foregoing so long as the aggregate amount of extended or renewed liens are not increased and are on terms and conditions no more restrictive than the terms and conditions of the liens extended or renewed.

      "Prime Rate": See Section 1.3(b).

      "Sallie Mae" means Student Loan Marketing Association.

      "SEC" means the Securities and Exchange Commission.

      "Standby Letter of Credit": See Section 1.2(a).

      "Standby Letter of Credit Agreement: See Section 1.2(a).

      "Subsidiary" of an entity means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Entity or by one or more of its Subsidiaries or by such Entity and one or more of its Subsidiaries, or
(ii) any partnership, limited liability company, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.

      "Tangible Net Worth": See Section 4.9(b).

      "Title IV Programs" means the programs administered by the U.S. Department of Education under Title IV of the Higher Education Act of 1965, as amended.

                                   EXHIBIT "B"

                                      NOTE

                          REVOLVING LINE OF CREDIT NOTE

$30,000,000.00                                                  Phoenix, Arizona
                                                              ____________, 2004

      FOR VALUE RECEIVED, the undersigned UNIVERSAL TECHNICAL INSTITUTE, INC., a Delaware corporation ("Borrower"), promises to pay to the order of WELLS FARGO BANK, NATIONAL ASSOCIATION ("Bank") at its office at MAC S4101-251, 100 West Washington, Phoenix, Arizona 85003, or at such other place as the holder hereof may designate, in lawful money of the United States of America and in immediately available funds, the principal sum of THIRTY MILLION AND NO/100 DOLLARS ($30,000,000.00), or so much thereof as may be advanced and be outstanding, with interest thereon, to be computed on each advance from the date of its disbursement as set forth herein.

1. DEFINITIONS:

      As used herein, the following terms shall have the meanings set forth after each, and any other term defined in this Note shall have the meaning set forth at the place defined:

      (a) "Business Day" means any day except a Saturday, Sunday or any other day on which commercial banks in Arizona are authorized or required by law to close.

      (b) "Fixed Rate Term" means a period commencing on a Business Day and continuing for one (1), two (2), three (3) or six (6) months, as designated by Borrower, during which all or a portion of the outstanding principal balance of this Note bears interest determined in relation to LIBOR; provided, however, that no Fixed Rate Term may be selected for a principal amount less than Five Hundred Thousand Dollars ($500,000.00) and provided further that no Fixed Rate Term shall extend beyond the scheduled maturity date hereof. If any Fixed Rate Term would end on a day which is not a Business Day, then such Fixed Rate Term shall be extended to the next succeeding Business Day.

      (c) "LIBOR" means the rate per annum (rounded upward, if necessary, to the nearest whole 1/8 of 1%) and determined pursuant to the following formula:

      LIBOR =            Base LIBOR
              -------------------------------
              100% - LIBOR Reserve Percentage

            (i) "Base LIBOR" means the rate per annum for United States dollar deposits quoted by Bank as the Inter-Bank Market Offered Rate, with the understanding that such rate is quoted by Bank for the purpose of calculating effective rates of interest for loans making reference thereto, on the first day of a Fixed Rate Term for delivery of funds on said date for a period of time approximately equal to the number of days in such Fixed Rate Term and in an amount approximately equal to the principal amount to which such Fixed Rate Term applies. Borrower understands and agrees that Bank may base its quotation of the Inter-Bank Market Offered Rate upon such offers or other market indicators of the Inter-Bank Market as Bank in its discretion deems appropriate including, but not limited to, the rate offered for U.S. dollar deposits on the London Inter-Bank Market.

            (ii) "LIBOR Reserve Percentage" means the reserve percentage prescribed by the Board of Governors of the Federal Reserve System (or any successor) for "Eurocurrency Liabilities" (as defined in Regulation D of the Federal Reserve Board, as amended), adjusted by Bank for expected changes in such reserve percentage during the applicable Fixed Rate Term.

      (d) "Loan Documents" means this Note and each other contract, instrument or document required hereby or now or hereafter executed in connection with or delivered to Bank pursuant to the terms of this Note by any person or entity.

      (e) "Prime Rate" means at any time the rate of interest most recently announced within Bank at its principal office as its Prime Rate, with the understanding that the Prime Rate is one of Bank's base rates and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto, and is evidenced by the recording thereof after its announcement in such internal publication or publications as Bank may designate.

      (f) "Third Party Obligor" means any person or entity, other than Borrower, obligated to Bank under any of the Loan Documents, including without limitation, any guarantor hereof, any trustor of any Borrower which is a trust, or any general partner or joint venturer in any Borrower which is a partnership or a joint venture.

2. INTEREST:

      (a) Interest. The outstanding principal balance of this Note shall bear interest (computed on the basis of a 360-day year, actual days elapsed) either
(i) at a fluctuating rate per annum one-half percent (0.5%) below the Prime Rate in effect from time to time, or (ii) at a fixed rate per annum determined by Bank to be five-eighths percent (0.625%) above LIBOR in effect on the first day of the applicable Fixed Rate Term. When interest is determined in relation to the Prime Rate, each change in the rate of interest hereunder shall become effective on the date each Prime Rate change is announced within Bank. With respect to each LIBOR selection hereunder, Bank is hereby authorized to note the date, principal amount, interest rate and Fixed Rate Term applicable thereto and any payments made thereon on Bank's books and records (either manually or by electronic entry) and/or on any schedule attached to this Note, which notations shall be prima facie evidence of the accuracy of the information noted.

      (b) Selection of Interest Rate Options. At any time any portion of this Note bears interest determined in relation to LIBOR, it may be continued by Borrower at the end of the Fixed Rate Term applicable hereto so that all or a portion thereof bears interest determined in relation to the Prime Rate or to LIBOR for a new Fixed Rate Term designated by Borrower. At any time any portion of this Note bears interest determined in relation to the Prime Rate, Borrower may convert all or a portion thereof so that it bears interest determined in relation to LIBOR for a Fixed Rate Term designated by Borrower. At such time as Borrower requests an advance hereunder or wishes to select a LIBOR option for all or a portion of the outstanding principal balance hereof, and at the end of each Fixed Rate Term, Borrower shall give Bank notice specifying: (i) the interest rate option selected by Borrower; (ii) the principal amount subject thereto; and (iii) for each LIBOR selection, the length of the applicable Fixed Rate Term. Any such notice may be given by telephone so long as, with respect to each LIBOR selection, (A) Bank receives written confirmation from Borrower not later than three (3) Business Days after such telephone notice is given, and (B) such notice is given to Bank prior to 10:00 a.m., California time, on the first day of the Fixed Rate Term. For each LIBOR option requested hereunder, Bank will quote the applicable fixed rate to Borrower at approximately 10:00 a.m., California time, on the first day of the Fixed Rate Term. If Borrower does not immediately accept the rate quoted by Bank, any subsequent acceptance by Borrower shall be subject to a redetermination by Bank of the applicable fixed rate; provided however, that if Borrower fails to accept any such rate by 11:00 a.m., California time, on the Business Day such quotation is given, then the quoted rate shall expire and Bank shall have no obligation to permit a LIBOR option to be selected on such day. If no specific designation of interest is made at the time any advance is requested hereunder or at the end of any Fixed Rate Term, Borrower shall be deemed to have made a Prime Rate interest selection for such advance or the principal amount to which such Fixed Rate Term applied. At no time shall more than five (5) advances bear interest determined in relation to LIBOR.

      (c) Additional LIBOR Provisions.

            (i) If Bank at any time shall determine that for any reason adequate and reasonable means do not exist for ascertaining LIBOR, then Bank shall promptly give notice thereof to Borrower. If such notice is given and until such notice has been withdrawn by Bank, then (A) no new LIBOR option may be selected by Borrower, and (B) any portion of the outstanding principal balance hereof which bears interest determined in relation to LIBOR, subsequent to the end of the Fixed Rate Term applicable thereto, shall bear interest determined in relation to the Prime Rate.

            (ii) If any law, treaty, rule, regulation or determination of a court or governmental authority or any change therein or in the interpretation or application thereof (each, a "Change in Law") shall make it unlawful for Bank (A) to make LIBOR options available hereunder, or (B) to maintain interest rates based on LIBOR, then in the former event, any obligation of Bank to make available such unlawful LIBOR options shall immediately be cancelled, and in the latter event, any such unlawful LIBOR-based interest rates then outstanding shall be converted, at Bank's option, so that interest on the portion of the outstanding principal balance subject thereto is determined in relation to the Prime Rate; provided however, that if any such Change in Law shall permit any LIBOR-based interest rates to remain in effect until the expiration of the Fixed Rate Term applicable thereto, then such permitted LIBOR-based interest rates shall continue in effect until the expiration of such Fixed Rate Term. Upon the occurrence of any of the foregoing events, Borrower shall pay to Bank immediately upon demand such amounts as may be necessary to compensate Bank for any fines, fees, charges, penalties or other costs incurred or payable by Bank as a result thereof and which are attributable to any LIBOR options made available to Borrower hereunder, and any reasonable allocation made by Bank among its operations shall be conclusive and binding upon Borrower.

            (iii) If any Change in Law or compliance by Bank with any request or directive (whether or not having the force of law) from any central bank or other governmental authority shall:

                  (A) subject Bank to any tax, duty or other charge with respect to any LIBOR options, or change the basis of taxation of payments to Bank of principal, interest, fees or any other amount payable hereunder (except for changes in the rate of tax on the overall net income of Bank); or

                  (B) impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances or loans by, or any other acquisition of funds by any office of Bank; or

                  (C)   impose on Bank any other condition;

and the result of any of the foregoing is to increase the cost to Bank of making, renewing or maintaining any LIBOR options hereunder and/or to reduce any amount receivable by Bank in connection therewith, then in any such case, Borrower shall pay to Bank immediately upon demand such amounts as may be necessary to compensate Bank for any additional costs incurred by Bank and/or reductions in amounts received by Bank which are attributable to such LIBOR options. In determining which costs incurred by Bank and/or reductions in amounts received by Bank are attributable to any LIBOR options made available to Borrower hereunder, any reasonable allocation made by Bank among its operations shall be conclusive and binding upon Borrower.

      (d) Payment of Interest. Interest accrued on this Note shall be payable on the 1st day of each calendar quarter, commencing January 1, 2005.

      (e) Default Interest. From and after the maturity date of this Note, or such earlier date as all principal owing hereunder becomes due and payable by acceleration or otherwise, the outstanding principal balance of this Note shall bear interest until paid in full at an increased rate per annum (computed on the basis of a 360-day year, actual days elapsed) equal to four percent (4%) above the rate of interest from time to time applicable to this Note.

3. BORROWING AND REPAYMENT:

      (a) Borrowing and Repayment. Borrower may from time to time during the term of this Note borrow, partially or wholly repay its outstanding borrowings, and reborrow, subject to all of the limitations, terms and conditions of this Note and each other Loan Document; provided however, that the total outstanding borrowings under this Note shall not at any time exceed the principal amount set forth above or such lesser amount as shall at any time be available hereunder. The unpaid principal balance of this obligation at any time shall be the total amounts advanced hereunder by the holder hereof less the amount of principal payments made hereon by or for Borrower, which balance may be endorsed hereon from time to time by the holder. The outstanding principal balance of this Note shall be due and payable in full on the Line of Credit Maturity Date (as defined in the Credit Agreement).

      (b) Advances. Advances hereunder, to the total amount of the principal sum stated above, may be made by the holder at the oral or written request of anyone acting alone who is authorized to request advances, written notice of which authorization has been provided by Borrower to the holder, and direct the disposition of any advances until written notice of the revocation of such authority is received by the holder at the office designated above.

      (c) Application of Payments. Each payment made on this Note shall be credited first, to any interest then due and second, to the outstanding principal balance hereof. All payments credited to principal shall be applied first, to the outstanding principal balance of this Note which bears interest determined in relation to the Prime Rate, if any, and second, to the outstanding principal balance of this Note which bears interest determined in relation to LIBOR, with such payments applied to the oldest Fixed Rate Term first.

4. PREPAYMENT:

      (a) Prime Rate. Borrower may prepay principal on any portion of this Note which bears interest determined in relation to the Prime Rate at any time, in any amount and without penalty.

      (b) LIBOR. Borrower may prepay principal on any portion of this Note which bears interest determined in relation to LIBOR at any time and in the minimum amount of ONE HUNDRED THOUSAND AND NO/100 DOLLARS ($100,000.00); provided, however, that if the outstanding principal balance of such portion of this Note is less than said amount, the minimum prepayment amount shall be the entire outstanding principal balance thereof. In consideration of Bank providing this prepayment option to Borrower, or if any such portion of this Note shall become due and payable at any time prior to the last day of the Fixed Rate Term applicable thereto by acceleration or otherwise, Borrower shall pay to Bank immediately upon demand a fee which is the sum of the discounted monthly differences for each month from the month of prepayment through the month in which such Fixed Rate Term matures, calculated as follows for each such month:

            (i) Determine the amount of interest which would have accrued each month on the amount prepaid at the interest rate applicable to such amount had it remained outstanding until the last day of the Fixed Rate Term applicable thereto.

            (ii) Subtract from the amount determined in (i) above the amount of interest which would have accrued for the same month on the amount prepaid for the remaining term of such Fixed Rate Term at LIBOR in effect on the date of prepayment for new loans made for such term and in a principal amount equal to the amount prepaid.

            (iii) If the result obtained in (ii) for any month is greater than zero, discount that difference by LIBOR used in (ii) above.

Borrower acknowledges that prepayment of such amount may result in Bank incurring additional costs, expenses and/or liabilities, and that it is difficult to ascertain the full extent of such costs, expenses and/or liabilities. Borrower, therefore, agrees to pay the above-described prepayment fee and agrees that said amount represents a reasonable estimate of the prepayment costs, expenses and/or liabilities of Bank. If Borrower fails to pay any prepayment fee when due, the amount of such prepayment fee shall thereafter bear interest until paid at a rate per annum four percent (4%) above the Prime Rate in effect from time to time (computed on the basis of a 360-day year, actual days elapsed). Each change in the rate of interest on any such past due prepayment fee shall become effective on the date each Prime Rate change is announced within Bank.

5. EVENTS OF DEFAULT:

      This Note is made pursuant to and is subject to the terms and conditions of that certain Credit Agreement between Borrower and Bank dated as of October 26, 2004, as amended from time to time (the "Credit Agreement"). Any default in the payment or performance of any obligation under this Note, or any defined event of default under the Credit Agreement, shall constitute an "Event of Default" under this Note.

6. MISCELLANEOUS:

      (a) Remedies. Upon the occurrence of any Event of Default, the holder of this Note, at the holder's option, may declare all sums of principal and interest outstanding hereunder to be immediately due and payable without presentment, demand, notice of nonperformance, notice of protest, protest or notice of dishonor, all of which are expressly waived by each Borrower, and the obligation, if any, of the holder to extend any further credit hereunder shall immediately cease and terminate. Borrower shall pay to the holder immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys' fees (to include outside counsel fees and all allocated costs of the holder's in-house counsel), expended or incurred by the holder in connection with the enforcement of the holder's rights and/or the collection of any amounts which become due to the holder under this Note, and the prosecution or defense of any action in any way related to this Note, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other person) relating to Borrower or any other person or entity.

      (b) Obligations Joint and Several. Should more than one person or entity sign this Note as a Borrower, the obligations of each such Borrower shall be joint and several.

      (c) Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of Arizona.

      IN WITNESS WHEREOF, the undersigned has executed this Note as of the date first written above.

                                         UNIVERSAL TECHNICAL INSTITUTE, INC., a
                                         Delaware corporation

                                         By: _______________________________
                                         Name: _____________________________
                                         Title: ____________________________

                                   EXHIBIT "C"

                                  SUBSIDIARIES

1.    UTI Holdings, Inc. (AZ)

2.    Universal Technical Institute of Arizona, Inc. (DE) [AZ, NC]

3.    U.T.I. of Illinois, Inc. (IL) [NC]

4.    Universal Technical Institute of California, Inc. (CA) [NC]

5. Universal Technical Institute of North Carolina, Inc. (DE) d/b/a: NASCAR Technical Institute [IL, MS, NC, LA]

6.    Universal Technical Institute of Texas, Inc. (TX) [FL, IL, WV]

7.    Universal Technical Institute of Pennsylvania, Inc. (DE) [AZ, PA]

8.    Universal Technical Institute of Massachusetts, Inc. (DE) [AZ, PA]

9. The Clinton Harley Corporation (DE) d/b/a: Clinton Technical Institute; Motorcycle/ Marine Mechanics Institute [AZ, FL, IL, MS, NJ, WA]

10.   Clinton Education Group, Inc. (DE) Inactive Entity [AZ]

11.   Custom Training Group, Inc. (CA)

                                   EXHIBIT "D"

                           COMPLIANCE CERTIFICATE FOR
                                  PERIOD ENDING
                              _____________, 20___
                              ("REPORTING PERIOD")

Wells Fargo Bank, National Association
MAC S4101-251
100 West Washington
Phoenix, Arizona  85004

                             Date: ____________ (1)

Dear Ladies and Gentlemen:

      This Compliance Certificate refers to the Credit Agreement dated as of October 26, 2004 (as it may hereafter be amended, modified, extended or restated from time to time, the "Credit Agreement"), between Universal Technical Institute, Inc., a Delaware corporation ("Borrower"), and Wells Fargo Bank, National Association ("Bank"). Capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

      Pursuant to Section 4.3(c) of the Credit Agreement, the undersigned, the chief financial officer of Borrower, hereby certifies that:

      Enclosed are the required financial statements for the [fiscal quarter] [fiscal year] ending for the Borrower as required under Section 4.3 of the Credit Agreement, which fairly and accurately present in all material respects the financial condition and results of the operation of the Borrower.

      To the best of the undersigned's knowledge, no "Event of Default" and/or other event that with the passing of time or the giving of notice or both would become an Event of Default has occurred [or if so, specifying the nature and extent thereof and any corrective actions taken or to be taken].

      As of the last day of the Reporting Period, the computations below were true and correct:

----------------

(1) To be submitted within forty-five (45) days after the end of each fiscal quarter (120 days after the end of each fiscal year).

I.    Section 4.9(a) - NET INCOME AFTER TAXES

      Net Income After Taxes                                        $__________

      Net Income After Taxes Minimum Requirement                    $ 3,500,000

II.   Section 4.9(b) - TOTAL LIABILITIES TO TANGIBLE NET WORTH

      Liabilities:

         Current Liabilities                                        $__________

         Plus: Noncurrent Liabilities                               $__________

         Less: EITF 97-10 Liabilities up to $30,000,000            ($__________)

         Less: Subordinated Debt                                   ($__________)

         Equals: Total Liabilities                                  $__________A

      Tangible Net Worth:

         Total Assets                                               $__________

         Less: Total Liabilities                                   ($__________)

         Less: Intangible Assets                                   ($__________)

         Equals: Tangible Net Worth                                 $__________B

      DNW Ratio (A divided by B) Equals                                    :1.00

      DNW Ratio Maximum Requirement

         December 31, 2004
         to June 30, 2005                       3.50:1.00

         September 30, 2005
         to June 30, 2006                       2.00:1.00

         September 30, 2006
          and thereafter                        1.50:1.00

III.  Section 4.9(c) - CURRENT RATIO

         Numerator: Current Assets (excluding cash                  $_________A
                    in the Collateral Account and
                    cash controlled by GE)

                                    divided by

         Denominator: Current Liabilities (including                $_________B
                      Line of Credit balance
                      outstanding surety bonds and
                      outstanding Letters of Credit under
                      The Line of Credit Commitment)

Current Ratio         equals                                        _________A/B

Current Ratio Minimum Requirement

         December 31, 2004
         to June 30, 2005                     0.40:1.00

         September 30, 2005
         to June 30, 2006                     0.50:1.00

         September 30, 2006
          and thereafter                      0.60:1.00

IV.   Section 4.9(d) - TANGIBLE NET WORTH

         Amount                                                     $__________

         Minimum Requirement                                        $__________

                                       UNIVERSAL TECHNICAL INSTITUTE, INC., a
                                       Delaware corporation

                                       By: _____________________________________
                                       Name: ___________________________________
                                       Title: __________________________________

                                       -3-